SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549

                                     SCHEDULE 13G

                       UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                 (AMENDMENT NO. 15)*

                         International Flavors & Fragrances Inc.
- -----------------------------------------------------------------------
                                    (NAME OF ISSUER)

                             Common Stock $.12-1/2 par value
- -----------------------------------------------------------------------
                             (TITLE OF CLASS OF SECURITIES)


                                       459506 10 1
                         ---------------------------------------
                                     (CUSIP NUMBER)



Check the following box if a fee is being paid with the statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule l3d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                            (Continued on following page(s))

                                    Page 1 of 4 Pages
                                        ---  ---

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CUSIP No. 459506 10 1            13G            PAGE  2  OF   4 PAGES
          --------------                            ---    ---

 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Hedwig van Ameringen
- -----------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                             (b) /x/
- -----------------------------------------------------------------------
 3  SEC USE ONLY

- -----------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.A.
- -----------------------------------------------------------------------
                  5     SOLE VOTING POWER
   NUMBER OF

    SHARES                226,211
                 ------------------------------------------------------
 BENEFICIALLY     6     SHARED VOTING POWER

   OWNED BY
                        2,915,599
      EACH       ------------------------------------------------------

   REPORTING      7     SOLE DISPOSITIVE POWER

    PERSON                226,211
                 ------------------------------------------------------
     WITH         8     SHARED DISPOSITIVE POWER

                        2,915,599
- -----------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,141,810
- -----------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           / /
    CERTAIN SHARES*

- -----------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    8.4%
- -----------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

       IN
- -----------------------------------------------------------------------
                          *SEE INSTRUCTIONS BEFORE FILLING OUT!

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                           SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.   20549

                                      Schedule 13 G

                        Under the Securities Exchange Act of 1934



    Check the following box if a fee is being paid with this

statement. / /

    Item 1 (a)   Name of Issurer:
                 --------------------

                 International Flavors & Fragrances Inc.

    Item 1 (b)   Address of Issuer's Principal
                 -----------------------------
                 Executive Offices:
                 -----------------

                 521 West 57th Street
                 New York, New York 10019

    Item 2 (a)   Name of Person Filing:
                 ---------------------

                 Hedwig van Ameringen

    Item 2 (b)   Address of principal business office
                 ------------------------------------
                 or, if none, residence:
                 ----------------------

                 509 Madison Avenue
                 New York, New York 10022

    Item 2 (c)  Citizenship:
                -----------
                U.S.A.

    Item 2 (d)  Title of Class of Securities:
                ----------------------------
                Common Stock $.12-1/2 par value

    Item 2 (e)  CUSIP Number:
                ------------
                459506 10 1

    Item 3      If this statement if filed pursuant to Rules 13
                -----------------------------------------------
                13 d-1 (b) or 13 d-2 (b) check whether the
                ------------------------------------------
                person filing is a:
                -------------------

                Not applicable

    Item 4      Ownership:
                ---------

           (a)  Amount Beneficially Owned

                  3,141,810

           (b)  Percent of Class

                  8.4%



                                    Page 3 of 4 Pages
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           (c)  Number of shares as to which such person
                has:

                (i)   sole power to vote or to direct the vote:
                      226,211

               (ii)   shared power to vote or to direct the vote:
                      2,915,599

              (iii)   sole power to dispose or to direct the disposition
                      of:       226,211

               (iv)   shared power to dispose or to direct the
                      disposition of:  2,915,599


    Item 5     Ownership of Five Percent or Less of a Class
               --------------------------------------------

               Not Applicable

    Item 6     Ownership of More than Five Percent on Behalf of
               ------------------------------------------------
               Another Person
               --------------

               Persons other than the undersigned have the right to receive dividends from, or the proceeds from the sale of, certain of the securities listed in Item 4.


    Item 7     Identification and Classification of the
               ----------------------------------------
               Subsidiary Which Acquired the Security Being
               --------------------------------------------
               Reported on by the Parent Holding Company
               ------------------------------------------

               Not Applicable


    Item 8     Identification and Classification of Members
               --------------------------------------------
               of the Group
               ------------

               Not Applicable


    Item 9     Notice of Dissolution of Group
               ------------------------------

               Not Applicable


    Item 10    Certification
               -------------

               Not Applicable


Signature

    After reasonable inquiry and the best of my knowledge and belief, I certify that the information set forth in the statement is true, complete and correct.



February 10, 1994
- ------------------------------
Date


   /s/Hedwig van Ameringen
- ------------------------------
Signature


Hedwig van Ameringen
- -------------------------------------
Name/Title



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                                    Page 4 of 4 Pages
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